NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS THIRD QUARTER 2010
RESULTS FROM CONTINUING OPERATIONS

LUFKIN, Texas, October 20, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the third quarter of 2010.  All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend which occurred on June 1, 2010.
Earnings from continuing operations for the third quarter of 2010 increased 147% to $12.6 million, or $0.42 per diluted share, compared with $5.1 million, or $0.17 per diluted share, for the third quarter of 2009.  Excluding the impact of an after-tax provision of $0.7 million, or $0.02 per diluted share, related to a  class-action lawsuit against the Company, third quarter earnings from continuing operations were $13.3 million, or $0.44 per diluted share.  Revenues increased 46% to $172.1 million compared with $117.7 million for the third quarter of 2009, and also increased 13% sequentially.
 “We remain encouraged by the continued improvement in the operating environment that began late last year,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.
“We were very pleased with the level of domestic bookings during the third quarter in the Oilfield Division both compared to last year as well as sequentially.  This was driven by strong orders coming from several basins in Texas and California, along with continued business from the Williston Basin.  Sequential increases in orders of 39% for our Automation unit and 26% for ILS reflect the success of our strategy to expand our base of artificial lift products.  The backlog in Oilfield increased 194% from last year’s third quarter and 4% sequentially. Power Transmission’s backlog increased 4% from last year’s third quarter but declined 5% sequentially, reflecting delays in LNG-related projects we had expected to book in the third quarter.
  “While current oil prices are supporting increasing levels of drilling activity, completion activity continues to be adversely impacted by the availability of crews and equipment for hydraulic fracturing, which is throttling the pace of order intake in our Oilfield Division.
“The Power Transmission Division’s industrial and power generation sectors continue to be impacted by global economic uncertainty. While it appears that customer confidence is returning to levels that support orders for larger projects, bookings for the division continue to be  suffer from delays in contract awards and the subsequent buying decisions for Lufkin’s gear and bearing products. We are confident that orders for these projects will be placed in the coming months, but the timing remains uncertain.
 “As a result, our combined backlog decreased slightly to $207.2 million from $208.6 million in the second quarter of 2010, with Oilfield up $3.9 million and Power Transmission down $5.2 million.  Overall, backlog increased 55% from $134 million at the end of last year’s third quarter.
 “The steady increase in activity over the past several quarters has led to an increase in our operating margins.  Improved capacity utilization in our Oilfield Division factories has helped offset continued pricing pressures in our industry as well as an unfavorable product mix in the Power Transmission Division. We expect margins to continue to benefit from improvements in factory utilization.
“Based on the current industry environment and the level of orders in the backlog, we expect fourth quarter financial results to reflect modest improvements from third quarter levels as product demand and factory utilization rates continue their trend of steady growth,” Glick said.

THIRD QUARTER RESULTS

Oilfield Division – Oilfield revenue for the third quarter of 2010 increased 76% to $129.5 million, compared to $73.7 million in the third quarter of 2009, and was up 13% from the second quarter of 2010. The increase in revenue was led by improved performance in North America, North Africa and the Middle East from new pumping units, service and automation sales. Oilfield’s new order bookings increased 137% to $133.4 million from a year ago and were up 3% from $129.4 million in the prior quarter. Oilfield’s backlog almost tripled to $105.6 million at the end of the third quarter from $35.9 million at the end of last year’s third quarter. The increase was essentially due to increased orders for new pumping units in North America.
Power Transmission Division – Revenues from Lufkin’s Power Transmission products declined 3% to $42.6 million from $44.0 million in last year’s third quarter but increased more than 10% from the second quarter of 2010.  A combination of execution problems, combined with logistical difficulties that resulted in delays in shipping completed orders, negatively impacted earnings by approximately $0.03 per share.  New order bookings in Power Transmission declined 6% sequentially but were up 14% from a year ago to $37.3 million.  Power Transmission backlog at September 30, 2010 was $101.6 million, up from $97.9 in last year’s third quarter and down from $106.9 million sequentially.
Consolidated – Gross profit margin for the third quarter increased to 25.2% of revenues, compared to 21.1% of revenues in last year’s third quarter and compared to 24.4% in the second quarter of 2010.  This sequential gross margin increase was largely the result of improved leverage on fixed costs.
Earnings from continuing operations in the third quarter of 2010, which included the pre-tax impact of $1.0 million in litigation expense, more than doubled to $19.7 million, compared to $7.6 million in last year’s third quarter.  Selling, general and administrative expenses as a percentage of revenues declined to 13.7% compared to 15.1% in the prior year period.

OUTLOOK
“We are very encouraged about the outlook for Oilfield Services going forward, as the market fundamentals remain solid and support continued investment in the energy sector,” Glick said.  “It appears that the growth in the domestic rig count we have seen so far this year is driving a steady increase in demand for pumping units.  Despite some headwinds in the form of hydraulic fracturing crew availability that continue to impede the pace of completions, there are clear signs of improvement on that front.  While several projects have been delayed in the Power Transmission Division, we expect to capture those projects in future periods.

“At this point, our preliminary expectations are for continued steady growth for the first half of 2011 with a potential acceleration in activity in the second half of next year for both divisions. We believe the Oilfield Division is extremely well positioned to capitalize on the projected growth in global demand for artificial lift products and services,” Glick added.

CONFERENCE CALL

Lufkin will discuss its third quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9773 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call. It will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Lufkin’s website at www.lufkin.com under “Events and Presentations.”  A telephonic replay will be available through October 27 by dialing (303) 590-3030 and entering reservation number 4370537#.
 Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales	$172,138	$117,688	$452,107	$394,565
Cost of sales	128,823	92,756	342,828	308,454
Gross profit	43,315	24,932	109,279	86,111
Selling, general and administrative expenses	22,514	17,751	62,155	54,774
Litigation reserve	1,000	-	1,000	5,000
Operating income	19,801	7,181	46,124	26,337

Interest income	18	8	48	897
Interest expense	(189)	(150)	(460)	(452)
Other income (expense), net	107	613	(39)	1,686

Earnings from continuing operations before income tax provision	19,737	7,652	45,673	28,023

Income tax provision	7,105	2,597	16,442	9,134
Earnings from continuing operations	12,632	5,055	29,231	18,889

Earnings (loss) from discontinued operations, net of tax	5	(63)	(12)	(422)
Net earnings	$12,637	$4,992	$29,219	$18,467

Basic earnings per share:
Earnings from continuing operations	$0.42	$0.17	$0.98	$0.64
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net earnings	$0.42	$0.17	$0.98	$0.62

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.17	$0.97	$0.64
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net earnings	$0.42	$0.17	$0.97	$0.62

Dividends per share	$0.125	$0.125	$0.38	$0.38

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Sept. 30,	Dec. 31,
	2010	2009
Current assets	$339,329	$318,632
Total assets	590,594	541,590
Current liabilities	83,682	64,888
Long-term debt	449	1,516
Shareholders’ equity	467,780	435,678
Working capital	255,647	253,744

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009
Sales:
Oilfield	$129,487	$73,732	$333,672	$260,408
Power transmission	42,651	43,956	118,435	134,157
Total	$172,138	$117,688	$452,107	$394,565

	Sept. 30,	June 30,	Sept. 30,
	2010	2010	2009
Backlog:
Oilfield	$105,576	$101,688	$35,941
Power transmission	101,564	106,890	97,868
Total	$207,140	$208,578	$133,809

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009
Earnings from continuing operations	$12,632	$5,055	$29,231	$18,889

Plus: Litigation reserve, net of tax	640	-	640	3,200

Adjusted net earnings from continuing operations	$13,272	$5,055	$29,871	$22,089

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.17	$0.97	$0.62
Plus: Litigation reserve	$0.02	$-	$0.02	$0.11
Adjusted net earnings	$0.44	$0.17	$0.99	$0.73

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